Exhibit 99.1

Seattle Genetics Reports First Quarter 2008 Financial Results

— Conference call today at 5:00 p.m. ET —

Bothell, WA — April 24, 2008 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the first quarter of 2008.

“We continue to advance and expand our robust product pipeline, including recent trial initiations with each of our clinical programs, SGN-40, SGN-33 and SGN-35,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “Also, we look forward to reporting additional data, including multiple objective responses, from our phase I trial of SGN-35 in patients with Hodgkin lymphoma during the American Society of Clinical Oncology (ASCO) annual meeting in early June. These data reinforce our enthusiasm for this antibody-drug conjugate (ADC) and the ability of our technology to empower antibodies. Our strong financial position allows us to execute on our development plans, and we expect continued milestone momentum over the remainder of 2008.”

Recent Highlights

SGN-40

•

Under our collaboration, we and Genentech initiated two new clinical trials with SGN-40. Five of six planned phase Ib-IIb studies are now ongoing to evaluate SGN-40 in combination with standard treatment regimens for multiple myeloma and non-Hodgkin lymphoma.

•

Seattle Genetics received a $4 million milestone payment from Genentech in the first quarter, triggered by initiation of a phase Ib clinical trial of SGN-40 in combination with Rituxan® (rituxumab) for follicular and marginal zone non-Hodgkin lymphoma.

SGN-33

•

Under a research agreement with Celgene, Seattle Genetics initiated a phase I clinical trial evaluating SGN-33 in combination with Revlimid® (lenalidomide) for myelodysplastic syndromes. According to the terms of the research agreement, Seattle Genetics and Celgene will share clinical data, but Seattle Genetics retains all rights to SGN-33.

SGN-35

•	Seattle Genetics will report phase I data during the ASCO annual meeting in early June.

•	The company initiated a second phase I trial of SGN-35 to evaluate more frequent dosing of SGN-35 and to assess SGN-35 in combination with Gemzar® (gemcitabine).

•	Seattle Genetics contracted with Abbott Labs for additional manufacturing of the antibody component of SGN-35 to support planned later-stage clinical trials.

SGN-70

•

Seattle Genetics reported preclinical findings with SGN-70 for the treatment of autoimmune disease during the American Association of Immunologists (AAI) annual meeting, supporting plans to initiate clinical trials during 2008.

ADC technology

•

Seattle Genetics received a milestone payment under its collaboration with CuraGen, triggered by CuraGen’s initiation of a phase II clinical trial with its CR011 ADC utilizing Seattle Genetics’ ADC technology.

•	Seattle Genetics reported advances with its ADC technology and SGN-75 program at the American Association for Cancer Research (AACR) annual meeting.

Financial Results

Revenues in the first quarter of 2008 were $7.1 million, up from $4.3 million in the first quarter of 2007. Revenues include amounts earned under the company’s SGN-40 collaboration with Genentech established in January 2007, which increased in 2008 as a result of reimbursements for expanding development activities under the collaboration and the achievement of a $4 million trial initiation milestone in January 2008.

Total operating expenses for the first quarter of 2008 were $26.1 million, compared to $14.6 million for the first quarter of 2007. The planned increases in 2008 were primarily driven by clinical development expenses for SGN-40, SGN-33 and SGN-35, manufacturing costs for SGN-40 and higher employee costs, principally related to growth in the company’s clinical and development staff. SGN-40 development costs incurred by Seattle Genetics are included in research and development expense, but are fully reimbursed by Genentech under the collaboration. Non-cash, share-based compensation expense for the first quarter of 2008 was $2.2 million, compared to $1.4 million for the same period in 2007.

Net loss for the first quarter of 2008 was $17.1 million, or $0.22 per share, compared to $8.8 million, or $0.16 per share, for the same period in 2007.

As of March 31, 2008, Seattle Genetics had $216.1 million in cash and investments, compared to $129.6 million as of December 31, 2007. The increase in cash and investments during the first quarter of 2008 reflects net proceeds of $97.6 million from the company’s public offering of common stock that was completed in January 2008.

Based on encouraging clinical data, Seattle Genetics is accelerating manufacturing and clinical development activities to support advancement of its three lead clinical programs. As a result, the company is revising its 2008 financial guidance as follows:

•	Operating expenses are expected to be in the range of $125 million to $140 million.

•	Net cash used to fund operating activities is expected to be in the range of $75 million to $85 million.

•	Revenues are expected to be in the range of $30 million to $33 million.

•	The company expects to end 2008 with more than $140 million in cash and investments.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 2:00 p.m. Pacific Time (PT); 5:00 p.m. Eastern Time (ET). The live event will be available from the Seattle Genetics website at www.seattlegenetics.com, under the News and Investor Information section, or by calling (800) 240-7305 (domestic) or (303) 262-2137. A replay of the discussion will be available beginning at approximately 5:00 p.m. PT today from Seattle Genetics’ website or by calling (800) 405-2236 (domestic) or (303) 590-3000, using passcode 11112001. The telephone replay will be available until 5:00 p.m. PT on April 28, 2008.

About Seattle Genetics

Seattle Genetics is a clinical stage biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer and autoimmune disease. The company has a worldwide collaboration with Genentech for SGN-40 and two other product candidates in ongoing clinical trials: SGN-33 and SGN-35. In addition, the company has developed proprietary antibody-drug conjugate (ADC) technology comprising highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Genentech, Bayer, CuraGen, Progenics and MedImmune, as well as an ADC co-development agreement with Agensys, a wholly owned subsidiary of Astellas Pharma.

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to the company’s expectations for initiation of future clinical trials, receipt of revenue through collaborations, generation of clinical data and future pipeline growth, as well as the company’s expectations for 2008 operating expenses, net cash used in operating activities, revenues and year end cash and investments. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials, failure to achieve milestones under our collaborations and unforeseen increased expenses or unexpected reductions in revenues. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Peggy Pinkston, Corporate Communications

(425) 527-4160

ppinkston@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2008	December 31, 2007
Assets
Current assets
Cash, cash equivalents and short-term investments	$167,419	$111,361
Other current assets	10,324	7,990

Total current assets	177,743	119,351
Property and equipment, net	10,368	10,294
Long-term investments	48,638	18,223
Other non-current assets	665	662

Total assets	$237,414	$148,530

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$9,807	$10,475
Deferred revenue	20,291	18,873

Total current liabilities	30,098	29,348

Deferred revenue, net of current portion	67,865	64,786
Deferred rent and other long-term liabilities	1,389	410

Total long-term liabilities	69,254	65,196

Stockholders’ equity	138,062	53,986

Total liabilities and stockholders’ equity	$237,414	$148,530

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands except per share amounts)

	Three months ended March 31
	2008	2007
Revenues	$7,085	$4,336
Expenses
Research and development	22,152	11,805
General and administrative	3,935	2,820

Total operating expenses	26,087	14,625

Loss from operations	(19,002)	(10,289)
Investment income, net	1,890	1,461

Net loss	$(17,112)	$(8,828)

Basic and diluted net loss per share	$(0.22)	$(0.16)

Weighted-average shares used in computing basic and diluted net loss per share	76,258	54,539